Exhibit 99.1
comScore Reports Record Revenue in Fourth Quarter and Full Year 2008
•	Fourth quarter revenue in 2008 grew 25% versus fourth quarter 2007 to $31.6 million; subscription revenue grew by 32%

•	Full-year 2008 revenue grew 35% over 2007 to $117.4 million; full year adjusted net income grew by 36% and adjusted EBITDA grew by 43% over 2007
RESTON, VA, February 11, 2009 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for its fourth quarter and fiscal year ended December 31, 2008.
Magid Abraham, comScore’s president and chief executive officer said, “We are very pleased to report record revenue for the fourth quarter of 2008 that is 25 percent higher than fourth quarter 2007, despite a challenging economic environment. Our subscription revenue for the fourth quarter was strong and increased 32 percent from the same quarter last year, while existing customer revenue increased 25 percent over fourth quarter 2007. Overall revenue in the fourth quarter was slightly below the low end of our guidance range, impacted by somewhat lighter project revenue in the fourth quarter, the negative impact of the stronger U.S. dollar on our international revenue, and a slower rate of international growth. We believe the lighter than expected project revenue can be attributed primarily to clients tightening their year-end spending in reaction to the economic slowdown.” Dr. Abraham continued, “Our results in the fourth quarter for net income (excluding certain non-recurring benefits for tax and charges for impairments), non-GAAP adjusted net income, and GAAP and non GAAP EPS were on the high end of our guidance range while adjusted EBITDA was consistent with our expectations. These financial results reflect continuation of our revenue growth, the fundamental strength of our business model, and the benefits of cost containment efforts that we implemented late last year.”
Dr. Abraham added, “Despite the economic conditions, we added 112 gross new customers, or 30 new customers on a net basis, in the fourth quarter, which increases our total customer base to 1,166 clients. We are delighted to report that we recently signed Viacom as the one-hundredth client for Video Metrix, our industry-leading video tracking service. We also maintained our historical subscription renewal rate in excess of 90 percent on a subscription revenue basis, with renewals among our medium- and large-sized customers at even higher rates. In 2008, we continued to broaden our customer base, and we made particularly significant strides in penetrating the telecom sector. With industry leaders such as Verizon and AT&T now among our top 10 customers, we believe comScore is well positioned as mobile Internet usage continues its rapid growth.”
“In addition, Brand Metrix, Ad Metrix, and Campaign Metrix, our ad effectiveness measurement products, all gained important traction in 2008. These services allow publishers and advertisers to quantitatively evaluate the effectiveness of advertising campaigns and help maximize the return on advertising expenditures. Looking ahead to 2009, we believe that this line of products will gain further momentum as advertisers seek to maximize the return on their advertising expenditures in these challenging times.”
Dr. Abraham concluded, “Our focus remains on the long term as we continue to build the leading global digital marketing intelligence platform. We believe that our strong market position, financial health and business model have positioned us well for continued long-term success.”

Fourth Quarter and Full-year 2008 Financial Highlights and Operating Metrics:
$’s and total shares in millions, except per share data (unaudited)

	Q4 2008	Q4 2007	% Change		FY 2008	FY 2007	% Change
Revenue	$31.6	$25.3	25%		$117.4	$87.2	35%
GAAP Income before Income Taxes	$1.1	$5.0	-78%		$10.3	$11.8	-13%
GAAP Net Income	$20.4	$12.7	60%		$25.2	$19.3	30%
GAAP EPS (Diluted)	$0.67	$0.42	60%		$0.83	$0.88	-6%
Fully Diluted Shares (M)	30.3	29.9	1%		30.2	18.4	64%
Adjusted EBITDA*	$6.5	$6.6	-1%		$25.7	$18.0	43%
Adjusted EBITDA Margin	21%	26%	-5	% pts.	22%	21%	1	% pts.
Non-GAAP Adjusted Net Income *	$5.5	$6.4	-15%		$22.1	$16.3	36%
Non-GAAP EPS (Diluted)*	$0.18	$0.21	-14%		$0.73	$0.71	3%

Cash, Cash Equivalents and Short-term Investments	$71.5	$96.8	-26%
Long-term Investments	$3.5	$7.9	-54%
Total Deferred Revenue	$42.8	$33.0	30%
Cash Flow from Operations	$4.0	$6.6	-39%		$32.3	$21.2	52%
Free Cash Flow*	$3.4	$5.6	-39%		$18.0	$17.6	2%

Revenue Metrics:
Subscription Revenue	$26.6	$20.2	32%		$97.4	$68.8	42%
Project Revenue	$5.0	$5.1	-2%		$20.0	$18.4	9%
Existing Customers	$27.3	$21.8	25%		$99.4	$74.5	33%
New Customers	$4.3	$3.5	23%		$18.0	$12.7	42%
International	$4.5	$3.5	29%		$16.5	$10.0	65%

Customer Count	1,166	895			1,166	895

*	A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.
Fourth Quarter and Full-Year Financial Summary:

•	Included in GAAP net income for the fourth quarter is an income tax benefit of $20.4 million resulting from the reversal of the company’s valuation allowance previously recorded against certain U.S. deferred tax assets, which consisted principally of net operating loss carryforwards. Also included in GAAP net income for the fourth quarter is a $1.4 million charge ($2.2 million for full year 2008) for impairment of the value of all auction rate securities held by the company bringing the year-end carrying value of the auction rate securities to approximately $2.9 million. Excluding the impact of the tax benefit and impairment charge, net income would have been $1.4 million, or $0.05 per share, at the high end of our previously-announced fourth quarter 2008 guidance.

•	Excluding the impact of the M: Metrics acquisition and transition-related costs, free cash flow was approximately $5.6 million in the fourth quarter of 2008 and approximately $24.0 million for the full year 2008.
Financial Outlook
In 2009, comScore anticipates maintaining a high overall renewal rate, increased penetration of existing customers, further international expansion and expects to benefit from increased focus and interest in its strong portfolio of Ad Effectiveness products. At the same time, the company expects to continue to emphasize effective cost management in order to increase operating leverage in 2009. For the full year of 2009, in a challenging and highly uncertain economic environment, comScore expects revenue to grow approximately 15 percent over full year 2008. comScore’s expectations for the first quarter 2009 are outlined in the table below:

1Q09
Revenue	$30.3 - $30.8 million

GAAP Net Income	$0.2 - $0.5 million

GAAP EPS*	$0.01 - $0.02

Adjusted EBITDA	$3.8 - $4.3 million

Non-GAAP Adjusted Net Income	$2.6 - $3.1 million

Non-GAAP EPS*	$0.09 - $0.10

*	Assumes 30.6 million fully diluted shares

A reconciliation of the guidance for first quarter 2009 GAAP net income and EPS to the adjusted EBITDA, non-GAAP adjusted net income and non-GAAP EPS is set forth in the table accompanying this release.
Conference Call Information:
Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on the company’s results in a conference call on Wednesday, February 11, 2009 at 5:00 pm ET.
The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 888-713-4209, Passcode 74553746
(International) +1- 617-213-4863, Passcode 74553746
Replay Number: 888-286-8010, Passcode 23975880
(International) +1- 617-801-6888, Passcode 23975880
Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. In an independent survey of 800 of the most influential publishers, advertising agencies and advertisers conducted by William Blair & Company in January 2009, comScore was rated the ‘most preferred online audience measurement service’ by 50% of respondents, a full 25 points ahead of its nearest competitor. comScore’s capabilities are based on a massive, global cross-section of approximately 2 million Internet users who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that gathers and integrates their attitudes and intentions. Using its proprietary technology, comScore measures what matters across a broad spectrum of digital behavior and attitudes, helping clients design more powerful marketing strategies that deliver superior ROI. With its recent acquisition of M:Metrics, comScore is also a leading source of data on mobile usage. comScore services are used by more than 1,100 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Cyworld, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, the University of Chicago, Verizon Services Group and ViaMichelin. For more information, please visit www.comscore.com.

Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
comScore also reports non-GAAP EPS (diluted), which uses non-GAAP adjusted net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that Adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation and interest income (expenses), net. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
The company believes that Adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses Adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding non-recurring costs from non-GAAP net income and EPS and from Adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to M:Metrics, the exclusion of the non-recurring costs reflect the expected benefits realized upon the integration of M:Metrics into comScore.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income are used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth and breadth of its customer base; the expected strength of comScore’s business and client demand for comScore’s products, including VideoMetrix and comScore’s ad effectiveness products portfolio; the future quality of client relationships and resulting renewal rates; comScore’s expectations regarding expected customer adoption and acceptance of new products and capabilities; comScore’s expectations regarding continued strengthening of its balance sheet and its position for continued success in various market segments, including the telecommunications industry; assumptions regarding effective tax rates; forecasts of future financial performance, including related growth rates and components thereof; assumptions related to costs and revenue growth for the first quarter and the full year 2009; and assumptions related to the state of the economy and the global market environment. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; volatility of quarterly results and analyst expectations; and the ability of comScore to utilize net operating losses.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, comScore’s Annual Report on Form 10-K for the period ended December 31, 2007 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
comScore, Inc.
(703) 438-2325
jgreen@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues	$31,590	$25,274	$117,371	$87,153
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	10,276	6,528	34,562	23,858
Selling and marketing (1)	10,281	8,135	39,400	28,659
Research and development (1)	3,994	3,026	14,832	11,413
General and administrative (1)	4,189	3,605	16,785	11,599
Amortization of intangible assets resulting from acquisitions	329	169	804	966

Total expenses from operations	29,069	21,463	106,383	76,495

Income from operations	2,521	3,811	10,988	10,658

Interest income, net	322	1,206	1,900	2,627
(Loss) gain from foreign currency	(302)	25	(321)	(296)
Impairment of marketable securities	(1,398)	—	(2,239)	—
Other	(37)	—	(37)	—
Revaluation of preferred stock warrant liabilities	—	—	—	(1,195)

Income before income taxes	1,106	5,042	10,291	11,794

Income tax benefit	19,263	7,703	14,895	7,522
Net income	20,369	12,745	25,186	19,316

Accretion of redeemable preferred stock	—	—	—	(1,829)

Net income available to common stockholders	$20,369	$12,745	$25,186	$17,487

Net income available to common stockholders per common share:

Basic	$0.70	$0.45	$0.88	$0.99
Diluted	$0.67	$0.42	$0.83	$0.88

Weighted-average number of shares used in per share calculation — common stock

Basic	29,032,423	27,795,936	28,691,216	16,139,365
Diluted	30,271,520	29,859,926	30,232,714	18,377,563

(1)	Amortization of stock-based compensation is included in the line items above as follows

Cost of revenues	$251	$134	$861	$279
Selling and marketing	788	500	2,611	1,009
Research and development	199	117	706	245
General and administrative	599	440	2,296	941

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:

Cash and cash equivalents	$34,297	$68,368
Short-term investments	37,164	28,449
Accounts receivable, net of allowances of $479 and $234, respectively	29,947	23,446
Prepaid expenses and other current assets	1,871	1,620
Restricted cash	—	1,385
Deferred tax asset	13,304	176

Total current assets	116,583	123,444
Long-term investments	3,497	7,924
Property and equipment, net	17,697	6,867
Other non-current assets	131	168
Long-term deferred tax asset	13,736	7,888
Intangible assets, net	8,805	17
Goodwill	39,114	1,364

Total assets	$199,563	$147,672

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable	$1,755	$1,140
Accrued expenses	9,432	6,838
Deferred revenues	42,779	33,045
Deferred rent	1,049	154
Capital lease obligations	977	900

Total current liabilities	55,992	42,077
Capital lease obligations, long-term	—	977
Long-term deferred rent	8,691	181

Total liabilities	64,683	43,235

Commitments and contingencies

Common stock subject to put	—	1,815
Stockholders’ equity:
Common stock	29	28
Treasury stock	(1,265)	—
Additional paid-in capital	192,612	183,433
Accumulated other comprehensive (loss) income	(842)	1
Accumulated deficit	(55,654)	(80,840)

Total stockholders’ equity	134,880	102,622

Total liabilities and stockholders’ equity	$199,563	$147,672

comScore, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2008	2007
	(unaudited)
Operating activities:

Net Income	$25,186	$19,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,977	3,764
Amortization of intangible assets resulting from acquisition	798	966
Provision for bad debts and sales allowances	594	142
Stock based compensation	6,482	2,474
Deferred rent	(126)	—
Loss on asset disposal	50	—
Revaluation of preferred stock warrant liability	—	1,195
Amortization of deferred finance costs	—	7
Deferred tax benefit	(15,386)	(8,142)
Impairment of marketable securities	2,239	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(6,581)	(9,186)
Prepaid expenses and other current assets	229	(486)
Other non-current assets	114	255
Accounts Payable, accrued expenses and other liabilities	(1,838)	1,065
Deferred revenues	6,124	9,841
Deferred rent	9,397	—

Net cash provided by operating activities	32,259	21,211

Investing activities:

Acquisition, net of cash acquired	(44,638)	—
Recovery (payment) of restricted cash	1,385	(1,115)
Purchase of investments	(92,288)	(56,475)
Sale and maturity of investments	86,118	30,920
Purchases of property and equipment	(14,252)	(3,635)

Net cash used in investing activities	(63,675)	(30,305)

Financing activities:

Proceeds from exercise of common stock options	1,027	972
Repurchase of common stock	(1,265)	—
Proceeds from issuance of common stock	—	73,116
Principal payments on capital lease obligations	(900)	(2,109)

Net cash (used in) provided by financing activities	(1,138)	71,979
Effect of the exchange rate changes on cash	(1,517)	451

Net (decrease) increase in cash and cash equivalents	$(34,071)	$63,336
Cash and cash equivalents at beginning of year	$68,368	$5,032

Cash and cash equivalents at end of year	$34,297	$68,368

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)
Income before income taxes	$1,106	$5,042	$10,291	$11,794
Valuation Allowance Release	20,353	8,065	20,254	8,065
Deferred tax provision	(1,126)	—	(4,873)	—
Current cash tax provision	36	(362)	(486)	(543)

Net income	$20,369	$12,745	$25,186	$19,316
Valuation Allowance Release	(20,353)	(8,065)	(20,254)	(8,065)
Impairment of marketable securities	1,398	—	2,239	—

Net income excluding impairment of marketable securities and benefit from valuation allowance release	$1,414	$4,680	$7,171	$11,251
Amortization of acquired intangibles	329	169	804	966
Stock-based compensation	1,837	1,191	6,474	2,474
Non-recurring costs from acquisition	752	—	2,788	—
Follow-on public offering costs	—	392	—	392
Revaluation of preferred stock warrant liabilities	—	—	—	1,195
Deferred tax provision	1,126	—	4,873	—

Non-GAAP adjusted net income	$5,458	$6,432	$22,110	$16,278
Current cash tax provision	(36)	362	486	543
Depreciation	1,382	992	4,978	3,762
Interest (income) expense, net	(322)	(1,206)	(1,900)	(2,627)

Adjusted EBITDA	$6,482	$6,580	$25,674	$17,956
Adjusted EBITDA margin (%)	21%	26%	22%	21%

EPS (diluted)	$0.67	$0.42	$0.83	$0.88
Non-GAAP EPS (diluted)	$0.18	$0.21	$0.73	$0.71

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008		2007
	(Dollars in thousands)		(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Net cash provided by operating activities	$4,020	$6,563	$32,259	*	$21,211
Purchase of property and equipment	(665)	(933)	(14,252	)*	(3,635)

Free cash flow	$3,355	$5,630	$18,007		$17,576

*	Includes approximately $9.3 million in leasehold improvements due to tenant allowances

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the three months ending March 31 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ending
	March 31,
	2009	2008
	(Dollars in thousands, except per share data)
	(unaudited)	(unaudited)
Income before income taxes	$623	$4,209
Deferred tax provision	(224)	(1,613)
Current cash tax provision	(37)	(65)

Net income	$362	$2,531
Amortization of acquired intangibles	324	7
Stock-based compensation	1,950	1,143
Deferred tax provision	224	1,613

Non-GAAP adjusted net income	$2,860	$5,294
Current cash tax provision	37	65
Depreciation	1,479	1,035
Interest (income) expense, net	(326)	(819)

Adjusted EBITDA	$4,050	$5,575
Adjusted EBITDA margin (%)	13%	21%

EPS (diluted)	$0.01	$0.08
Non-GAAP EPS (diluted)	$0.09	$0.18
Diluted Shares	30,600	29,998